Exhibit 3.1

Amendment to Articles of Incorporation

Ross Miller
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of
/s/Ross Miller
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Ross Miller
Secretary of State
State of Nevada

Document Number
20120019875-35
Filing Date and Time
01/06/2012 9:58 AM
Entity Number
E0427662006-3

Certificate of Amendment
(Pursuant to NRS 78.385 AND 78.390)

Certificate of Amendment to Article of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.Name of corporation:

BORDER MANAGEMENT, INC.

2.The articles have been amended as follows: (provide article numbers, if available)

INCREASE THE AUTHORIZED COMMON SHARES FROM 50,000,000 SHARES AUTHORIZED TO 100,000,000 WITH THE PAR VALUE AT .001
PLEASE NOTE THAT THE PREFERRED SHARES AND PAR VALUE WILL REMAIN AS IT IS AT 20,000,000 AND .001 PAR VALUE

INCREASE THE NUMBER OF BOARD OF DIRECTOR MEMBERS FROM 2 TO 3 BOARD OF DIRECTOR MEMBERS.

3.The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: UNANIMOUS

4.Effective date and time of filing: (optional) Date:    Time:

Signature: (required)

/s/Qi Sun
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Signature of Officer